Term sheet No. 1197B To product supplement B dated March 1, 2011, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated May 19, 2011; Rule 433
Deutsche Bank AG, London Branch
$           Enhanced Participation Securities Linked to the Philadelphia Oil Service SectorSM Index due September 22*, 2011
General
•
The Enhanced Participation Securities (the “securities”) are designed for investors who seek a return at maturity of 200.00% of the appreciation (if any) of the Philadelphia Oil Service SectorSM Index, up to a Maximum Return on the securities of 15.30%. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Index Level is less than the Initial Index Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing September 22*, 2011.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about May 19*, 2011 (the “Trade Date”) and are expected to settle on or about May 24*, 2011 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Philadelphia Oil Service SectorSM Index (the “Index”) (Ticker: OSX)
Participation Rate:	200.00%
Maximum Return:	15.30%
Payment at Maturity:	•
If the Underlying Return is positive, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount multiplied by the Underlying Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) (Underlying Return x Participation Rate) and (ii) the Maximum Return]
	•	If the Underlying Return is zero, you will be entitled to receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.
	•	If the Underlying Return is negative, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Underlying Return)
You will lose some or all of your investment at maturity if the Underlying Return is negative. Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Return:	The performance of the Index from the Initial Index Level to the Final Index Level, calculated as follows:
Final Index Level Initial Index Level
The Underlying Return may be positive, zero or negative.
Initial Index Level:	The Index closing level on the Trade Date
Final Index Level:	The arithmetic average of the Index closing levels on each of the five Averaging Dates
Averaging Dates:
September 13*, 2011, September 14*,2011, September 15*, 2011, September 16*, 2011 and September 19*, 2011 (the “Final Averaging Date”), subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	September 22*, 2011, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 6Y 2/ US2515A16Y22
*
Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated terms of the securities remain the same.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

May 19, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Return on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical return at maturity on the securities.  The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical returns set forth in the table below assume an Initial Index Level of 265.00, a Participation Rate of 200.00% and a Maximum Return on the securities of 15.30%.  The actual Initial Index Level will be determined on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Underlying Return, determined using the Index closing levels on the specified Averaging Dates. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Index Level	Underlying Return	Return on the Securities (%)	Payment at Maturity ($)
530.00	100.00%	15.30%	$1,153.00
503.50	90.00%	15.30%	$1,153.00
477.00	80.00%	15.30%	$1,153.00
450.50	70.00%	15.30%	$1,153.00
424.00	60.00%	15.30%	$1,153.00
397.50	50.00%	15.30%	$1,153.00
371.00	40.00%	15.30%	$1,153.00
344.50	30.00%	15.30%	$1,153.00
318.00	20.00%	15.30%	$1,153.00
291.50	10.00%	15.30%	$1,153.00
285.27	7.65%	15.30%	$1,153.00
278.25	5.00%	10.00%	$1,100.00
271.63	2.50%	5.00%	$1,050.00
267.65	1.00%	2.00%	$1,020.00
265.00	0.00%	0.00%	$1,000.00
251.75	-5.00%	-5.00%	$950.00
238.50	-10.00%	-10.00%	$900.00
212.00	-20.00%	-20.00%	$800.00
185.50	-30.00%	-30.00%	$700.00
159.00	-40.00%	-40.00%	$600.00
132.50	-50.00%	-50.00%	$500.00
106.00	-60.00%	-60.00%	$400.00
79.50	-70.00%	-70.00%	$300.00
53.00	-80.00%	-80.00%	$200.00
26.50	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table and graph above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 265.00 to the Final Index Level of 271.63.  Because the Underlying Return of 2.50% multiplied by the Participation Rate does not exceed the hypothetical Maximum Return of 15.30%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (2.50% x 200.00%)] = $1,050.00

Example 2: The level of the Index increases from the Initial Index Level of 265.00 to the Final Index Level of 318.00.  Because the Underlying Return of 20.00% multiplied by the Participation Rate exceeds the hypothetical Maximum Return of 15.30%, the investor receives a Payment at Maturity of $1,153.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 3: The Initial Index Level and Final Index Level are both 265.00.  Because the Underlying Return is 0.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The level of the Index decreases from the Initial Index Level of 265.00 to the Final Index Level of 159.00.  Because the Underlying Return is negative, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x -40.00%] = $600.00

Selected Purchase Considerations

•
LIMITED APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Underlying Return by the Participation Rate of 200.00%, up to the Maximum Return on the securities of 15.30%, resulting in a maximum Payment at Maturity of $1,153.00 for every $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX —The return on the securities, which may be positive, zero, or negative, is linked to the performance of the Philadelphia Oil Service SectorSM Index. The Philadelphia Oil Service SectorSM Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services. For more information about the Index, see “The Philadelphia Oil Service SectorSM Index” below.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be short-term capital gain or loss. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments such as the securities should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Index.  Your investment will be fully exposed to any decline in the Final Index Level as compared to the Initial Index Level.

•
YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN – If Underlying Return is positive, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the Face Amount, regardless of the appreciation in the Index, which may be significant.  We refer to this percentage as the Maximum Return which is 15.30%. Accordingly, the maximum Payment at Maturity will be $1,153.00 for every $1,000 Face Amount of securities.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
AN INVESTMENT LINKED TO THE OIL SERVICES SECTOR IS HIGHLY RISKY —  All of the companies included in the Philadelphia Oil Service SectorSM Index operate in the oil service sector. The Philadelphia Oil Service SectorSM Index is subject to increased volatility as it tracks solely the oil service industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry. The oil services sector is significantly affected by changes in general economic or business conditions, including most significantly by the supply and demand for oil. Prices and trends in the oil services sector are also affected by the supply and demand for rigs, the age and maintenance costs of rigs, governmental regulations concerning deepwater drilling and oil exploration generally, the prevalence of renewable energy and any governmental regulations affecting renewable energy, as well as terrorism and political turbulence in oil rich regions and industrial accidents. For example, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, owned by Transocean Ltd. and under contract to a subsidiary of BP plc, leading to a massive oil spill in the Gulf of Mexico. Transocean Ltd. is one of the largest components of the index, with a current weighting of over 8% in the index. The economic impact of this incident on Transocean Ltd. and on the sector as a whole has been, and is likely to continue to be, significantly adverse. In response to this incident, the U.S. government implemented a six-month moratorium on certain deepwater drilling activities and adopted new governmental safety and environmental requirements applicable to both deepwater and shallow water operations. While the moratorium has been lifted, the new safety and environmental guidelines and regulations for drilling in the U.S. Gulf of Mexico that the U.S. government has already implemented, and any further new guidelines or regulations or any other steps that the U.S. government or any other governments may implement, could disrupt or delay operations, increase the cost of operations, reduce the area of operations for drilling rigs or impose increased liability on operations.

These developments could adversely affect the value of several, or all, of the component securities of the Index and, in turn, the value of the Index and of the securities.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Philadelphia Oil Service SectorSM Index would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;
•	the time remaining to maturity of the securities;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the life of the securities and the amount payable at maturity may bear little relation to the historical levels of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Philadelphia Oil Service SectorSM Index

The Philadelphia Oil Service SectorSM Index was developed by the predecessor to NASDAQ OMX PHLX and is calculated, maintained and published by NASDAQ OMX PHLX.  The Philadelphia Oil Service SectorSM Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services.  The Philadelphia Oil Service SectorSM Index was set to an initial value of 75 on December 31, 1996 and options commenced trading on the Philadelphia Oil Service SectorSM Index on February 24, 1997.

The Philadelphia Oil Service SectorSM Index is calculated by adding the prices of the component stocks and dividing it by the base market divisor, without any regard to capitalization.  Typically, the higher priced and more volatile constituent issues will exert a greater influence over the movement of a price-weighted index.  The calculation of the Philadelphia Oil Service SectorSM Index is described by the following formula:

Sum of All Component Prices
Base Market Divisor

To maintain the continuity of the Philadelphia Oil Service SectorSM Index, the divisor is adjusted to reflect non-market changes in the price of its component stocks as well as changes in the composition of the Philadelphia Oil Service SectorSM Index.  Changes which may result in divisor adjustments include but are not limited to stock splits, dividends, spin offs, certain rights issuances and mergers and acquisitions.

The securities are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to herein as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities.  The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Philadelphia Oil Service SectorSM Index to track general stock market performance.  The Corporations' only relationship to Deutsche Bank AG (“Licensee”) is in the licensing of the Nasdaq®, OMX®, NASDAQ OMX®, PHLX® and Philadelphia Oil Service SectorSM Index registered trademarks, and certain trade names and service marks of the Corporations and the use of the Philadelphia Oil Service SectorSM Index which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the securities.  NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the Philadelphia Oil Service SectorSM Index.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The following graphs set forth the historical performance of the Philadelphia Oil Service SectorSM Index from May 18, 2006 through May 18, 2011.  The Index closing level on March 18, 2011 was 265.52. We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any of the Averaging Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.